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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Feinberg              Stephen

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   (Last)               (First)                 (Middle)

    450 Park Avenue, 28th Floor
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                                    (Street)
    New York,             NY                   10022

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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   8/20/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Holmes Protection Group, Inc. (HLMS)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]** 10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable line)
   X* Form Filed by One Reporting Person
   __ Form Filed by More Than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock                             744,166*                     I*                  By partnerships and corporations*
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
Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                         (Over)

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

EXPLANATION OF RESPONSES: *185,500 of the shares reported herein are owned by Cerberus Partners, L.P., a Delaware limited partnership ("Cerberus"). 297,166 of the shares reported herein are owned by Cerberus International, Ltd., a corporation organized under the laws of the Bahamas ("International"). 41,000 of the shares reported herein are owned by Ultra Cerberus Fund, Ltd., a corporation organized under the laws of the Bahamas ("Ultra"). Stephen Feinberg possesses sole voting and investment control over all securities owned by Cerberus, International and Ultra. In addition, 220,500 of the shares reported herein are owned by various other persons and entities (the "Funds") for which Stephen Feinberg possesses certain investment authority.

**The reporting person's interest in the shares set forth herein is limited to the extent of his pecuniary interest, if any, in Cerberus, International, Ultra and the Funds, respectively.

       /s/ Stephen Feinberg                              August 29, 1997
---------------------------------------------            ----------------------
      **Signature of Reporting Person                    Date

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.